Exhibit 4.3

LIGHTSTONE VALUE PLUS REAL ESTATE INVESTMENT TRUST, INC.

ARTICLES OF AMENDMENT

Lightstone Value Plus Real Estate Investment Trust, Inc., a Maryland corporation (the “Company”), hereby certifies to the State Department of Assessments and Taxation of Maryland that:

FIRST: The charter of the Company (the “Charter”) is hereby amended by deleting Article XV in its entirety and by deleting the defined term “Termination of the Initial Public Offering” from Article IV in its entirety:

SECOND: The amendment to the Charter as hereinabove set forth has been duly advised by the Board of Directors and approved by the stockholders of the Company as required by law.

THIRD: There has been no increase in the authorized shares of stock of the Company effected by the amendment to the Charter as hereinabove set forth.

FOURTH: The undersigned acknowledges these Articles of Amendment to be the corporate act of the Company and as to all matters or facts required to be verified under oath, the undersigned acknowledges that to the best of his knowledge, information and belief, these matters and facts are true in all material respects and that this statement is made under the penalties for perjury.

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IN WITNESS WHEREOF, the Company has caused these Articles of Amendment to be executed in its name and on its behalf by its Chief Executive Officer and attested by its Secretary this 5th day of October, 2018.

ATTEST:	LIGHTSTONE VALUE PLUS REAL ESTATE INVESTMENT TRUST, INC.

/s/Joseph Teichman	By:	/s/David Lichtenstein
Name: Joseph Teichman	Name: David Lichtenstein
Title: Secretary	Title: Chief Executive Officer

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